October 23, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:


We were previously principal accountants for Audiovox Corporation and, under the date of May 30, 2003, we reported on the consolidated financial statements of Audiovox Corporation and subsidiaries as of and for the years ended November 30, 2001 and 2002.

On October 16, 2003, our appointment as principal accountants was terminated. We have read Audiovox Corporation's statements included under Item 4 of its Form 8-K dated October 23, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Audiovox Corporation's statements in the first two sentences of item 4(a)(i) that the dismissal was approved by the Board of Directors or that the decision of the Board of Directors was based upon the recommendation of the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with the statements made by Audiovox Corporation in the third and seventh sentences of item 4(a)(iv) regarding actions it has taken related to the material weaknesses in its internal controls subsequent to November 30, 2002. In addition, we are not in a position to agree or disagree with Audiovox Corporation's statements made in Item 4(b).


Very truly yours,



/s/ KPMG LLP

                                   Exhibit 16